UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2016 Date of report (Date of earliest event reported)

LifeLock, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281 (Address of principal executive offices and zip code) (480) 682-5100 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On January 20, 2016, LifeLock, Inc. (the “Company”) announced preliminary earnings for the full fiscal year 2015. A copy of the press release which includes the preliminary earnings announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Executive Officer and Chairman of the Board; Appointment of Executive Vice Chairman of the Board; Appointment of Chairman of the Board
On January 20, 2016, Todd Davis, the founder of the Company resigned from the position of Chief Executive Officer of the Company and as Chairman of the Company’s board of directors (the “Board”), effective March 1, 2016. Mr. Davis was appointed as Executive Vice Chairman effective March 1, 2016 and will remain an employee and executive officer of the Company. Roy Guthrie, a member of the Board since October 2012 who is currently serving as lead director, will succeed Mr. Davis as Chairman of the Board, effective March 1, 2016.
In connection with his transition to his new role, the Company and Mr. Davis entered into a third amended and restated employment agreement, dated as of January 20, 2016 (the “Davis Employment Agreement”), effective as of March 1, 2016, that amends certain provisions of Mr. Davis’s second amended and restated employment agreement with the Company which was previously disclosed. Mr. Davis’s employment with the Company remains on an at-will basis. The revised terms under the Davis Employment Agreement provide that Mr. Davis will be paid an annual base salary of $400,000 and will be eligible for a bonus payment of $100,000 for the 12-month period beginning on the effective date of the Davis Employment Agreement as determined by the Board. Mr. Davis will continue to be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company and while he continues to provide services to the Company, he will remain eligible to vest in any outstanding equity awards granted prior to the effective date of the Davis Employment Agreement, in accordance with their terms. Mr. Davis will not receive additional compensation for his services as a Board member or Executive Vice Chairman. He remains eligible to receive the same severance benefits in the Davis Employment Agreement as under his prior employment agreement upon specified circumstances, except that during the period that any severance is paid to him, Mr. Davis will be required to comply with non-competition and non-solicitation requirements and refrain from certain restricted activities.
Appointment of Chief Executive Officer and Member of the Board of Directors
Hilary Schneider was appointed to the position of Chief Executive Officer and President of the Company, effective March 1, 2016. In addition, effective March 1, 2016, Ms. Schneider will be appointed as a member of the Board to fill the current vacancy. As a Class III director, her term will expire at the 2018 annual meeting of stockholders.
Ms. Schneider, age 54, has served as the Company’s President since September 2012. Prior to joining the Company, Ms. Schneider served as Executive Vice President of Yahoo! from March 2010 to April 2011, including as Executive Vice President of Yahoo! Americas from March 2010 to October 2010. She joined Yahoo in 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from 2002 through 2005, where she was Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. Before joining Knight Ridder, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications, from 2000 through 2002, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring’s events unit. Ms. Schneider also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider is a director of Vail Resorts, Inc., LogMeIn, Inc., and RentPath, Inc. Since May 2011, Ms. Schneider has also served as a Senior Advisor for TPG Capital, a global investment firm. Ms. Schneider holds a B.A. in Economics from Brown University and an M.B.A. from Harvard Business School.
In connection with her appointment as Chief Executive Officer, the Company and Ms. Schneider entered into an amended and restated employment agreement, dated as of January 20, 2016 (the “Schneider Employment Agreement”), effective as of March 1, 2016, that amends certain provisions of Ms. Schneider’s previous employment agreement with the Company, which was previously disclosed. Ms. Schneider’s employment with the Company remains on an at-will basis. The revised terms under the Schneider Employment Agreement provide that Ms. Schneider will be paid an annual base salary of $500,000 and will be eligible for a bonus of 100% of her base salary as determined by the Board. Ms. Schneider will also be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company.

The Schneider Employment Agreement also provides that for the Company’s 2016 fiscal year, in the sole discretion of the Board (or any authorized committee thereof), Ms. Schneider will be granted equity awards with an aggregate grant date fair value (determined by the Company, in accordance with generally accepted accounting principles) equal to approximately $8,000,000 at target, of which 47.5% will be options, 35% will be restricted stock units (“RSUs”) and 12.5% will performance-based RSUs, all on terms and conditions (including, but not limited to, vesting schedules and any applicable performance goals) as determined by the Board (or any authorized committee thereof). For each of the 2017, 2018 and 2019 fiscal year, in the sole discretion of the Board (or any authorized committee thereof), Ms. Schneider may be granted equity awards with an aggregate grant date fair value (determined by the Company, in accordance with generally accepted accounting principles) equal to approximately $2,670,000 at target, which may be a combination, to be determined by the Board (or any authorized committee thereof) of stock options, RSUs and performance-based RSUs, all on terms and conditions (including, but not limited to, vesting schedules and any applicable performance goals) as determined by the Board (or any authorized committee thereof).
Ms. Schneider remains eligible to receive the same severance benefits in the Schneider Employment Agreement as under her prior employment agreement upon specified circumstances, except that in the event of termination other than for cause or constructive termination, she will be entitled to receive (i) continued salary for 18 months (compared to 12 months under her prior employment agreement) and COBRA benefits for 36 months (compared to 18 months under her prior employment agreement) and (ii) a pro-rated bonus based on actual performance during the year of termination. Further, during the period that any severance is paid to her, Ms. Schneider will be required to comply with non-competition and non-solicitation requirements and refrain from certain restricted activities. If there is a change in control (as defined in the Company’s 2012 Incentive Compensation Plan or other applicable successor plan) of the Company, and if during the period beginning two months prior to the change in control through the date twelve months following the change in control, either the Company terminates Ms. Schneider’s employment without cause (as defined in the Schneider Employment Agreement) or Ms. Schneider resigns due to a constructive termination (as defined in the Schneider Employment Agreement), then her then outstanding equity awards that were granted after the effective date of the Schneider Employment Agreement that are subject to time based vesting will accelerate vesting in full.
There is no arrangement or understanding between Ms. Schneider and any other persons pursuant to which Ms. Schneider was selected as an officer. There are no family relationships between Ms. Schneider and any director or executive officer of the Company and, other than as described above, no transactions involving Ms. Schneider that would require disclosure under Item 404(a) of Regulation S-K.
A copy of the press release which includes the announcement of Mr. Davis’s resignation as Chief Executive Officer and Ms. Schneider’s appointment as Chief Executive Officer and Director is filed as Exhibit 99.1 to this Current Report on Form 8-K.
The descriptions of the Davis Employment Agreement and the Schneider Employment Agreement contained herein are qualified in their entirety by reference to the full text of the Davis Employment Agreement and the Schneider Employment Agreement, respectively, which will be filed as exhibits to the Company’s Form 10-Q Quarterly Report for the quarter ending March 31, 2016.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit
Number	Exhibits
99.1        Press release issued by LifeLock, Inc. dated January 20, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.
Date:	January 20, 2016	By:	/s/ Sharon Segev
Sharon Segev
Executive Vice President, General Counsel and Secretary